EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Third Quarter and First Nine Months of 2008

HOUSTON, Nov. 10, 2008 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced its operating results for the third quarter and first nine months of 2008.

Selected highlights for the third quarter of 2008:

 * Sales matched 2007's record level of $98.9 million
 * Sales levels were negatively impacted by Gulf Coast hurricanes
 * Fully diluted earnings per share (EPS) were $0.37
 * Paid quarterly dividend of $0.085 per share
 * Maintained excellent liquidity and generated record operating cash flow of $11.7 million

Selected highlights for the first nine months of 2008:

 * Sales increased 5.8% to a record $285.7 million from $269.9 million
 * Organic growth accounted for the entire increase in sales
 * Fully diluted EPS was $1.17 vs. $1.15
 * Generated record operating cash flow of $14.4 million

As previously disclosed on October 2, 2008, our results for the quarter were impacted by the recent hurricane season. Sales of $98.9 million matched the record level set for the third quarter in 2007. This was achieved despite the impact of two hurricanes on the Company's Gulf Coast operations, overall declining economic conditions and market disruptions. Sales from the Company's five major growth initiatives, encompassing Emission Controls, Engineering & Construction, Selected Industrials, LifeGuard(tm) (and other private branded products) and Utility Power Generation are estimated to have increased 5 to 10% over the third quarter of 2007 and continue to be the primary focus for our sales team. To date, these growth initiatives have been minimally impacted by the current weak economic conditions. In the Company's Repair and Replacement sector, also referred to as Maintenance Repair & Operation (MRO), sales growth was negative, as we believe this sector continued to be adversely affected by broad market conditions that influence discretionary expense deferral and it was the sector impacted by the hurricanes.

Sales for the first nine months increased 5.8% from $269.9 million in 2007 to a record level of $285.7 million in 2008. Investment and capital expansion within the Company's five major initiatives remained healthy and project business was up slightly as we benefited from continued penetration into these targeted markets. Our core MRO market was down slightly as this sector continued to face a slowing economy, market liquidity pressures resulting from the credit crisis, and significant business interruptions in large industrial markets during the quarter as a result of Hurricanes Gustav and Ike and Tropical Storm Edouard.

Gross margin for the third quarter of 22.9%, was lower than the comparative year quarter which we believe is a result of sales mix changes due to storm activity, commodity deflation, increased competitive pricing pressures and adjusted supplier incentives. On a year-to-date basis, gross margin was 24.3% and in line with longer term historical trends.

Operating expenses at 11.7% of sales in the third quarter of 2008 were 30 basis points higher than the prior year's third quarter. This slight increase was due to higher salaries and related employee expenses, primarily for additional sales personnel and sales support resources. Lower commissions due to the decrease in gross profit slightly offset these expense increases. The Company continued to invest in sales-force additions, training, CRM and business development/prospecting tools. While these investments initially contribute to increased costs, we believe them to be critical drivers of our future growth as the leverage later realized, typically eighteen to twenty-four months after investment, can be substantial and ultimately a material component of our overall profitability. Operating expenses as a percent of sales for the first nine months of 2008 increased by 20 basis points to 11.9%.

Operating cash flow for the third quarter of 2008 was a record $11.7 million. We estimate $4.0 million resulted from a delay in supplier payments related to hurricane timing, as our normal administrative and financial functions were disrupted during this time. Operating cash flow for the first nine months also reached a record at $14.4 million in 2008, compared to $11.8 million generated in the first nine months of 2007.

Interest expense for the third quarter increased to $0.5 million from $0.3 million in the prior year period and increased, on a year-to-date basis, to $1.5 million from $0.7 million in 2007. These increases were due to additional borrowings in support of the stock repurchase program.

Net income for the third quarter and first nine months was lower than the prior periods by 20.7% and 12.3%, respectively. Third quarter performance was impacted by lower gross margins. In spite of higher sales in the first nine months, the Company experienced lower gross margins and higher levels of operating expenses.

Basic and fully diluted EPS for the third quarter of 2008 were $0.37 compared to $0.41 in 2007. For the first nine months of 2008, basic and fully diluted earnings per share were both $1.17, compared to $1.16 and $1.15 per share, respectively, for the comparable 2007 period.

President and CEO, Charles Sorrentino commented, "In light of current economic conditions and the disastrous hurricane activity, I am pleased that we managed to maintain our 2007 sales levels in the third quarter. Sales were negatively impacted by Hurricanes Gustav and Ike and Tropical Storm Edouard, all of which hit the Gulf Coast in the third quarter of 2008. As a result, our Baton Rouge and Houston branches were closed for several days. Although our facilities suffered minimal physical damage, our customers and staff faced widespread power outages and mandatory evacuations. Those in the expanded geography of the strike zones were severely affected and electric power was disrupted or absent for approximately two weeks after each hurricane.

"While the Company faces headwinds from the overall economy and declining copper prices, our five growth initiatives, supported by a strong balance sheet, continue to drive sales in areas which we believe to be more resilient to current economic conditions. Continued additions to our sales force, enhanced sales training and product line expansions are also solidifying our sales platform.

"In the third quarter, we repurchased an additional 0.3% of our shares outstanding at December 31, 2007. At September 30, 2008 the remaining authorization to repurchase shares under the program was $19.4 million. Additionally, the Company continues to pay quarterly dividends at a rate of $0.085 cents per share. These actions represent our ongoing commitment to shareholders to manage capital in an efficient manner while still maintaining adequate resources to make acquisitions and fund future organic growth. For the twelve months ended September 30, 2008, the Company had strong financial metrics including a high return on equity, an attractive return on invested capital and high levels of cash generation.

"Despite tough economic circumstances and the personal impact of the 2008 Hurricane Season, our team members pulled together in the best interest of the Company and I am proud of everyone. Their hard work and dedication assisted the Company with the successful execution of our Business Continuity Plan so that we could maintain our 24/7/365 customer service levels.

"Traditionally, the fourth quarter is a slower time of year for our business. This, coupled with the continued economic slow down, hurricane impact and declining commodity prices, cause us to revise our 2008 earnings estimate to the range of $1.30 to $1.40 per share."

Conference Call

The Company will host a conference call to discuss third quarter results on Monday, November 10th at 10:00 am CT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com. A replay of the webcast will be available for 30 days. A replay of the conference call will be available approximately two hours after the conclusion of the call. This audio replay will be available until November 17, 2008. Interested parties should use the following replay phone numbers:

 Domestic Replay Number:        888.203.1112
 International Replay Number:   719.457.0820
 Participant Password:          6895754

About the Company

With more than 30 years experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard(tm), a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

The Houston Wire & Cable Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2807

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may and often do vary materially from actual results.

Risk factors that may cause actual results to differ materially from statements made in this press release can be found in the MD&A Section of the Company's Annual Report on Form 10-K for the period ended December 31, 2007. This document and other SEC filings are available under the Investor Relations section of the company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                    HOUSTON WIRE & CABLE COMPANY
                     Consolidated Balance Sheets
                  (In thousands, except share data)

                                            September 30, December 31,
                                                2008          2007
                                            ------------  ------------
                                             (unaudited)
 Assets
 Current assets:
  Cash and short-term investments           $         --  $         --
  Accounts receivable, net                        66,633        58,202
  Inventories, net                                71,053        69,299
  Deferred income taxes                            1,121         1,054
  Prepaid expenses                                   971           832
  Income taxes receivable                            711         2,004
                                            ------------  ------------
 Total current assets                            140,489       131,391
                                            ------------  ------------

 Property and equipment, net                       3,227         3,234
 Goodwill                                          2,996         2,996
 Deferred income taxes                             1,834         1,356
 Other assets                                        107           114
                                            ------------  ------------
 Total assets                               $    148,653  $    139,091
                                            ============  ============

 Liabilities and stockholders' equity
 Current liabilities:
  Book overdraft                            $      4,106  $      3,854
  Trade accounts payable                          16,438        12,297
  Accrued and other current liabilities           13,059        17,263
                                            ------------  ------------
 Total current liabilities                        33,603        33,414
                                            ------------  ------------

 Long term obligations                            40,200        34,507

 Stockholders' equity:
  Common stock, $0.001 par value;
   100,000,000 shares authorized; 20,988,952
   shares issued: 17,642,552 and 18,577,727
   outstanding at September 30, 2008 and
   December 31, 2007, respectively                    21            21
  Additional paid-in-capital                      55,337        54,131
  Retained earnings                               74,359        57,846
  Treasury stock                                 (54,867)      (40,828)
                                            ------------  ------------
 Total stockholders' equity                       74,850        71,170
                                            ------------  ------------
 Total liabilities and stockholders' equity $    148,653  $    139,091
                                            ============  ============

                    HOUSTON WIRE & CABLE COMPANY
                  Consolidated Statements of Income
                             (Unaudited)
           (In thousands, except share and per share data)

                        ----------------------  ----------------------
                          Three Months Ended       Nine Months Ended
                             September 30,           September 30,
                        ----------------------  ----------------------
                           2008        2007        2008        2007
                        ----------  ----------  ----------  ----------

 Sales                  $   98,854  $   98,922  $  285,679  $  269,920
 Cost of sales              76,214      74,116     216,141     198,781
                        ----------  ----------  ----------  ----------
 Gross profit               22,640      24,806      69,538      71,139

 Operating expenses:
  Salaries and
   commissions               6,159       6,298      18,330      17,475
  Other operating
   expenses                  5,302       4,818      15,287      13,884
  Depreciation and
   amortization                136         112         392         331
                        ----------  ----------  ----------  ----------
 Total operating
  expenses                  11,597      11,228      34,009      31,690
                        ----------  ----------  ----------  ----------
 Operating income           11,043      13,578      35,529      39,449
 Interest expense              472         290       1,463         661
                        ----------  ----------  ----------  ----------
 Income before income
  taxes                     10,571      13,288      34,066      38,788
 Income taxes                3,996       4,994      13,009      14,776
                        ----------  ----------  ----------  ----------
 Net income             $    6,575  $    8,294  $   21,057  $   24,012
                        ==========  ==========  ==========  ==========

 Earnings per share:
  Basic                 $     0.37  $     0.41  $     1.17  $     1.16
                        ==========  ==========  ==========  ==========
  Diluted               $     0.37  $     0.41  $     1.17  $     1.15
                        ==========  ==========  ==========  ==========
 Weighted average common
  shares outstanding:
  Basic                 17,676,468  20,395,199  17,943,130  20,739,550
                        ==========  ==========  ==========  ==========
  Diluted               17,704,818  20,452,695  17,978,208  20,828,983
                        ==========  ==========  ==========  ==========

 Dividends declared per
  share                 $    0.085  $    0.075  $    0.255  $    0.075
                        ==========  ==========  ==========  ==========

                    HOUSTON WIRE & CABLE COMPANY
                Consolidated Statements of Cash Flows
                             (Unaudited)
                            (In thousands)

                                                   Nine Months Ended
                                                     September 30,
                                                ----------------------
                                                   2008        2007
                                                ----------  ----------
 Operating activities
 Net income                                     $   21,057  $   24,012
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization                        392         331
  Amortization of capitalized loan costs                60          48
  Employee stock-based compensation expense          1,570       1,352
  Provision for doubtful accounts                      114        (299)
  Provision for returns and allowances                  33        (151)
  Provision for inventory obsolescence                 (43)        (79)
  Deferred income taxes                               (545)       (396)
  Changes in operating assets and liabilities:
   Accounts receivable                              (8,578)    (15,638)
   Inventories                                      (1,711)     (3,902)
   Prepaid expenses                                   (139)       (569)
   Other assets                                        (53)        (48)
   Book overdraft                                      252       1,117
   Trade accounts payable                            4,141       4,651
   Accrued and other current liabilities            (3,484)      1,941
   Income taxes payable/receivable                   1,293        (613)
                                                ----------  ----------
 Net cash provided by operating activities          14,359      11,757
 Investing activities
  Expenditures for property and equipment             (384)       (388)
                                                ----------  ----------
 Net cash used in investing activities                (384)       (388)
 Financing activities
  Borrowings on revolver                           289,165     287,453
  Payments on revolver                            (283,472)   (270,917)
  Proceeds from exercise of stock options               57          91
  Excess tax benefit for stock options                 264       1,216
  Payment of dividends                              (4,544)     (1,554)
  Purchase of treasury stock                       (15,445)    (27,658)
                                                ----------  ----------
 Net cash used in financing activities             (13,975)    (11,369)
                                                ----------  ----------
 Net change in cash                                     --          --
 Cash at beginning of period                            --          --
                                                ----------  ----------
 Cash at end of period                          $       --  $       --
                                                ==========  ==========

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad, Investor Relations Coordinator
          713.609.2110
          Fax: 713.609.2168
          hnovosad@houwire.com